UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.       )

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Ciena Corporation

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February 1, 2013

To:        Ciena All Hands

From:         Ciena Employee Communications

Subject:     2013 Annual Meeting & Proxy Materials

Every year, Ciena stockholders have the opportunity to participate in the governance of our company by submitting proxies and voting at our Annual Meeting. As noted in today's press release, for the first time our Annual Meeting will be completely virtual and held via the Internet at www.virtualshareholdermeeting.com/ciena on Wednesday, March 20, 2013 at 3:00 p.m. Eastern time. In addition, Ciena is once again taking advantage of the SEC's “Notice and Access” rule that allows us to provide our proxy materials to stockholders online as an alternative to traditional mailed delivery of printed materials. We believe that using the Internet to host our meeting and facilitate distribution of proxy materials enables expanded stockholder participation, expedites receipt of proxy materials and reduces the cost and environmental impact of our Annual Meeting.

If you were a Ciena stockholder as of January 22, 2013, the record date for this year's Annual Meeting, you will soon receive a Notice explaining how to access your proxy materials, participate in the Annual Meeting and vote your shares. The Notice will detail the items that are up for stockholder consideration at this year's Annual Meeting.

These include:

•	the election of three nominees to serve as Class I directors;

•	the ratification of the appointment of PricewaterhouseCoopers as our auditors for fiscal 2013; and

•	an advisory “say on pay” vote on our executive compensation.

Even if you are not a Ciena stockholder, you can still listen to the live webcast of our Annual Meeting. You can also review our Annual Report and proxy statement for the Annual Meeting - both of which are available at http://investor.ciena.com/annuals-proxy.cfm. We will also ensure that each major Ciena facility has a supply of printed Annual Reports for distribution to employees, customers and visitors as needed.

If you have any additional questions, please don't hesitate to contact Gregg Lampf in Ciena's Investor Relations department directly at 410.694.3169 or by email at glampf@ciena.com.